UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VIACOM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO 2016 PROXY STATEMENT

This proxy statement supplement (the “Proxy Supplement”) updates and amends the definitive proxy statement (the “Proxy Statement”) of Viacom Inc. (the “Company”) filed with the Securities and Exchange Commission on January 22, 2016 in connection with the Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting is scheduled to be held on Monday, March 14, 2016 at Viacom International Studios, located at 50 NW 14th Street, Miami, Florida, beginning at 10:30 a.m., Eastern Daylight Time.

THIS PROXY SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT, WHICH CONTAINS ADDITIONAL IMPORTANT INFORMATION.

On February 4, 2016, the Company announced that its Board of Directors had appointed Sumner M. Redstone to the newly created position of Chairman Emeritus and had elected Philippe P. Dauman, the Company’s President and Chief Executive Officer, as Executive Chairman, succeeding Mr. Redstone in that role.

This Proxy Supplement amends the Proxy Statement, as follows:

(1)	The following biographies of Messrs. Dauman and Redstone replace the biographies found on pages 6 and 7, respectively, of the Proxy Statement:

Philippe P. Dauman	Not Independent

Mr. Dauman, age 61, has been our Executive Chairman of the Board of Directors since February 4, 2016, our President and Chief Executive Officer since September 5, 2006 and a member of our Board since January 1, 2006, having previously served as a director of Former Viacom beginning in 1987. Mr. Dauman is being re-nominated to our Board due to his role as our President and CEO, his extensive knowledge of and history with Viacom, his strategic and operational experience, his in-depth understanding of our industry and his relationships in the business community. Mr. Dauman was Co-Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm specializing in media and telecommunications investments that he co-founded with Mr. Dooley, from May 2000 until September 2006. Prior to that, Mr. Dauman held several positions at Former Viacom, which he first joined in 1993, including Deputy Chairman and member of its Executive Committee. Mr. Dauman is also a director of NAI and has served as a director of LafargeHolcim Ltd since 2015, having previously served as a director of Lafarge S.A. beginning in 2007.

Sumner M. Redstone	Not Independent

Mr. Redstone, age 92, has been our Chairman Emeritus since February 4, 2016, having previously served as our Executive Chairman of the Board of Directors and Founder beginning January 1, 2006. He also serves as Chairman Emeritus of CBS Corporation and previously served as its Executive Chairman and Founder beginning January 1, 2006. He was Chairman of the Board of Former Viacom, beginning in 1987. Mr. Redstone is being re-nominated to our Board because of his position as our controlling stockholder, his role in founding Viacom, including managing it for many years, his extensive experience in and understanding of the media and entertainment industry and his relationships in the business community. Mr. Redstone was Chief Executive Officer of Former Viacom from 1996 to 2005. He has been Chairman of the Board of NAI since 1986, its Chief Executive Officer since 1967 and also served as its President from 1967 through 1999. Mr. Redstone served as the first Chairman of the Board of the National Association of Theatre Owners and is currently a member of its Executive Committee. He has been a frequent lecturer at universities, including Harvard Law School, Boston University Law School and Brandeis University. Mr. Redstone graduated from Harvard University in 1944 and received an LL.B. from Harvard University School of Law in 1947. Upon graduation, he served as law secretary with the U.S. Court of Appeals and then as a special assistant to the U.S. Attorney General. Mr. Redstone served in the Military Intelligence Division during World War II. While a student at Harvard, he was selected to join a special intelligence group whose mission was to break Japan’s high-level military and diplomatic codes. Mr. Redstone received, among other honors, two commendations from the Military Intelligence Division in recognition of his service, contribution and devotion to duty, and the Army Commendation Award.

(2)	The following section entitled “Board Structure” replaces the section entitled “Board Structure” found on page 9 of the Proxy Statement:

Board Structure

Our Board of Directors is comprised of the following members:

•	a Chairman Emeritus;

•	our Executive Chairman, President and Chief Executive Officer;

•	a non-executive Vice Chair;

•	our Senior Executive Vice President and Chief Operating Officer; and

•	seven other directors, six of whom are independent.

Mr. Redstone is the controlling stockholder of NAI, which has voting control of Viacom. Mr. Redstone founded Viacom in 1987 and has led our development over the years into the company we are today. The Board of Directors believes it is appropriate for Mr. Redstone to be Chairman Emeritus because of his position as our controlling stockholder, his role in founding Viacom, including managing it for many years, his extensive experience in and understanding of the media and entertainment industry and his relationships in the business community.

Mr. Dauman has been a member of Viacom’s Board since 1987. In September 2006, Mr. Dauman was elected President and Chief Executive Officer, and in February 2016, Mr. Dauman was elected Executive Chairman, to succeed Mr. Redstone in that role. The Board of Directors believes it is appropriate for Mr. Dauman to be Executive Chairman because of his business experience and unparalleled knowledge of Viacom, his global and seasoned leadership in a time of unprecedented change, his strategic long-term vision for the company, and his dedication to a culture of creativity and innovation.

Mr. Redstone’s daughter, Shari Redstone, serves as our non-executive Vice Chair of the Board, and was appointed to this position by the Board to increase her involvement with our company in a non-executive capacity. Ms. Redstone also has a significant ownership interest in NAI.

Mr. Dooley rejoined Viacom’s Board in 2006 after serving on the Board for four years prior to the merger with CBS in 2000. In September 2006, Mr. Dooley was elected Senior Executive Vice President and Chief Administrative Officer. In January 2007, Mr. Dooley was elected to the additional role of Chief Financial Officer, and in May 2010, he was promoted to Chief Operating Officer. The Board of Directors believes that his continued participation on the Board is beneficial because of his experience, talent and knowledge of the business, and his participation in the day-to-day management of Viacom.

We do not have a formal lead independent director. Mr. Schwartz, the Chair of our Governance and Nominating Committee, leads executive sessions of non-management and independent directors and approves Board agendas. He and our other Committee Chairs play leading roles with respect to various other matters that are appropriate for consideration by independent directors, such as executive compensation, matters involving related parties and potential conflicts of interest.

In keeping with good corporate governance practices, we maintain a majority of independent directors and our Board Committees are comprised solely of independent directors. Independent directors have the ability to propose agenda items, including for executive sessions, to the Chair of the Governance and Nominating Committee. We believe our Board leadership structure provides the appropriate balance of independent directors, directors affiliated with our controlling stockholder and management directors to work together to represent the interests of our entire stockholder base.

By order of the Board of Directors,

MICHAEL D. FRICKLAS

Executive Vice President, General Counsel and Secretary

February 12, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Proxy Statement and this Proxy Supplement are available on the company’s website at http://proxymaterials.viacom.com.